Exhibit 99.1

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

FTI CONSULTING

Moderator: Eric Boyriven

March 2, 2009

8:00 am CT

Operator: Good day and welcome to the FTI Consulting 2008 fourth quarter conference call. As a reminder, today’s call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Eric Boyriven. Please go ahead, sir.

Eric Boyriven: Good morning and welcome to the FTI Consulting conference call to discuss the company’s 2008 fourth quarter and full year results, which were reported this morning. Management will begin with formal remarks, after which we will take your – they will take your question. Before we begin, I would like to remind everyone that this conference call may include all statements other than statements of historical fact made during this call, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans, future industry growth, and objectives of management for future operations are forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenue, operating income and cash flow in prior periods, and expects that this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projection. Further, preliminary results are subjected to normal year end adjustments. A number of factors could cause such differences,

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

including the pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients, and other risks described in the company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this earnings call. The company does not undertake to update any of these statements in light of new information or future events.

We use EBITDA in evaluating financial performance. We define EBITDA as operating income before depreciation and amortization of intangible assets, plus litigation settlement. Although EBITDA is not a measure of financial condition or performance determined in accordance with GAAP, we believe that it can be a useful operating performance measure for evaluating our results of operation, as compared from period to period, and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments, and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. EBITDA is not defined in the same manner by all companies, and may not be comparable to other similarly titled measures of other companies, unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to the information contained in our statements of income. Reconciliations of EBITDA to net income and segment EBITDA to segment operating income are included in the accompanying tables in – to today’s press release available at www.FTIconsulting.com.

With these formalities out of the way, I’d like to turn the call over to Jack Dunn, President and Chief Executive Officer of FTI Consulting – Jack.

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

Jack Dunn: Thank you. Good morning and thank you for joining us this morning to discuss our fourth quarter and year end results. I hope you have had a chance to review the press release. If you have not, as Eric said, it is available on our Web site at www.FTIconsulting.com.

With me this morning on the call are Dennis Shaughnessy, our Chairman; Jorge Celaya, our Chief Financial Officer; David Bannister, our Chief Administrative Officer; Dom DiNapoli, our Chief Operating Officer; and Declan Kelly, our Chief Integration Officer.

Two thousand and eight was another very important year for our company. Despite global financial chaos, we invested even more heavily in our future, diversifying our business, expanding our platform, building our brand and generating cash. Organic growth was strong at 17%, while contributions from key strategic acquisitions brought our total growth to 29%.

Our international expansion continued, as London became our second largest operation, boasting the full compliment of all of our segments. Most importantly, though chaos continued to reign in the fourth quarter of 2008, as we have seen in every previous cycle, paralysis began to give way to action, and our markets began to stir.

In forensic litigation, the names ripped from today’s headlines appear to be setting the stage for an excellent year. Likewise, in economic consulting, we have seen the major matters of the last 12 months begin to devolve into a dispute resolution phase. And in technology, we believe we have seen the beginnings of the return of the big case phenomenon, as regulatory and enforcement agencies fought got only a burst of energy, but a kick in the pants from an activist president, and energized congress and an outraged public.

It is in corporate finance restructuring, however, where the results are even more dramatic. Since the beginning of the year, we have opened an average of almost four cases per day. And if FLC

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

is seeing the prospects for its best market in some times – some time, in restructuring it is seeing the prospects for the best market of all time.

Truly if our goal is celebrated in our recent global branding initiative, is to be the firm you call when the game changes, never before has the game changed so much.

Our performance in the year underscores the diversity of our platform, both from a geographic and skill sets perspective, and the relevance of all of our segments to the events that threaten the well being of our clients. We have built this company to be able to advise our clients on the toughest issues that threaten their businesses, their reputation, their enterprise value, and in some cases even their very existence.

In the current environment, these threats run rampant, and as the company behind the headlines, FTI is at the crux of all of them.

For example, with one of the largest restructuring practices by any measure, be it lead table, headcount, active cases or volume, we are involved in many of the front page bankruptcies across a broad range of industries. These include Circuit City in retail, “Tribune Newspaper Group” in media, Lehman and WAMU in financial services, and (Landell Besell) in industrials.

We have been called into the major fraud cases arising almost daily it seems from the credit crisis and market meltdown the last 14 months. Our involvement in a few of these has already been made public, including the Madoff investigation, the Dryer law firm case, and the Stanford Financial affair.

We were involved in many of the landscape changing transactions that reshape key industries. Examples include Northwest Airlines, Delta merger in the airlines industry, the purchase by TaTa

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

of Jaguar from Ford in the automotive industry, the – and the recent Chinalco Rio Tinto transaction in natural resources.

And we are active in advising some of the world’s premier companies as they battle challenges to their reputations from the adverse circumstances that are impacting their operations. Companies like AIG, Northern Rock, MF Global, RBS and Society Generale are just a few.

It is the unique combination of the positioning of our businesses, our global platform and our – the superb talent we are so fortunate to have that are the keys to our performance in 2008, a year that included two of the worst quarters in U.S. business history, and why, as I’ll discuss in a few minutes, we are so enthusiastic about 2009 and beyond.

With respect to the year just ended, our revenue increased 29% to $1.29 billion, with organic growth of 17% contributing to the bulk of the increase.

Our EBITDA increased 31% on higher margins, compared to the prior year. And EPS $2.34, was up 17%, this despite a 17% increase in the number of shares outstanding. Both revenue and EPS for the year were records, and at the top of the range of our recent guidance.

In addition to our outstanding organic growth, we continued our program of making selective key strategic acquisitions in 2008 that added over $96 million in revenue for the year. Critical elements of our growth strategy are to expand our range of capabilities, deepen our industry expertise, and build on the global platform which we operate. And our M&A activity this past year was instrumental in furthering all of those objectives.

An example of how we expanded our activity outside the U.S. was the completion of our full service platform in U.K., as I mentioned, through the combination of acquisitions and organic

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

hiring of key professionals. London now represents our second largest office globally, and serves as the hub of our European operations.

London is important to us, not only as a market in its own right, but as a bridge beyond. And to achieve this bridge head in a little more than 2 years was a significant step for FTI.

This is a global credit crisis and recession, and our global platform allows us to service our clients wherever they may be around the world. In 2008, about 18% of revenues were generated outside the U.S., and we see activity beyond our borders significantly expanding in the future, though the exact proportion as measured in U.S. dollars is somewhat dependent on exchange rates.

In summary, as you have seen again in 2008, our people set ambitious goals, and then strive to meet them. We are a company that is realistic about market conditions and what we see in front of us, we are a company that now has a global platform that is sufficiently diverse and flexible to insure that we are truly a company for all seasons. And finally, we are a company that is in a strong growth mode with internally generated capital to support it, and we expect that growth to continue in 2009.

Now looking at the fourth quarter. Our performance in the quarter came in at the top end of where we thought it would when we spoke to you in early November. Revenue in the quarter was $322.9 million, an increase of 15% over an extremely strong performance a year ago. Our organic growth in the quarter was 4.4%, which included a negative currency impact of over $11 million in revenue that reduced the measurement of organic growth in the quarter by about half.

The organic growth in the quarter was even more impressive, considering that it was on top of an outstanding 24% growth in the fourth quarter a year ago, when we were experienced an unusual

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

confluence of positive demand drivers, so we were somewhat up against some very tough comparisons.

The trends that drove our revenue performance in the quarter were similar to those that were in play in the third quarter. As you would expect, we continued to derive a growing proportion of work from the fallout of the credit crisis and recession, which caused the corporate finance segment to have yet another outstanding performance.

The economic consulting statement also benefited as expected from an increasing amount of work in the anticipation of antitrust litigation, which always follows a vibrant period of mergers and acquisitions have we experienced it – as we have experienced over the last several years.

The influx of clients having to assess the impact of the credit crisis also continued, and as is apparent from the press, the network industries practice, especially in railroads, energy and telecom continued to develop momentum.

While the fourth quarter did not suffer from the same deer-in-the-headlights paralysis that impacted the third quarter, we did see the lingering effects of a lame duck administration, and a desperate economy on levels of activity and litigation in regulatory and enforcement activities.

These factors particularly impacted the performance of FLC and technology, although we believe they performed well under these conditions. The foreign exchange impact in the quarter was most acutely felt in the strategic communications segment, which was also affected by the continued volatile capital markets, dramatically reduce levels of M&A activity, the virtual disappearance of the IPO for a while, and the impact of the recession on discretionary client spending.

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

Not withstanding the considerable headwinds affecting these segments, the diversified and counter cyclical nature of our business enabled us to record – record EBITDA in the quarter of $71.3 million, up from $64.3 million a year ago. This was the second highest EBITDA we have ever achieved. The EBITDA margin, while lower than last year, was improved from the third quarter, due especially to the strong performances by Econ and corporate finance.

Net income increased slightly, and we reported earnings per share of 58 cents, compared to 60 cents a year ago. We had about 2 million more shares in the share count in the quarter than we did last year, which accounted for the year-over-year decline in earnings per share.

In this environment, we believe liquidity is king, and we had a very strong period for cash conversion, generating approximately $91 million in cash from operations in the quarter, almost double the $47 million of a year ago. Helped by a very good period for receivables collection where we equaled last year’s DSOs at 74 days.

For the full year, we generated $200 million in cash from operations, which is well in excess of the $125 million in net income we reported. The strong cash flow enabled us to exit the year with cash and equivalents of about $192 million, even after an extremely active year we had on the investment fund, and with no increase in debt.

We think this financial flexibility puts us in a tremendous position to take advantage of growth opportunities that might arise in the course of this year, and enhances our ability to attract and retain the most talented professionals in our industries.

In summary, I am pleased to be able to report a fourth quarter that completes an extremely strong year for our business, where we continued high double digit growth in both revenues and operating income. There are not many companies who can turn in such a performance in this

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

market environment, and it is a tribute to the commitment and contribution of all of our people around the world who enabled FTI to do so.

Now some brief comments on the key drivers of the segment performance in the quarter. The worsening global credit and liquidity crises and general economic recession continued to benefit our corporate finance restructuring segment, which is firing on all four cylinders. Revenue increased 46% to $107.3 million, from $73.6 million in the prior year period. Organic growth was a very robust 33%, with the balance of revenue for the most part contributed by The Schonbraun McCann Group acquired during the year. EBTIDA increased 66% to $37.2 million.

During the year, we added capacity in the U.K. restructuring practice to meet the rapidly growing demand, which has enabled them to more than double revenues over the past year.

We now have over 40 professionals in London, with another six arriving in late March or early April. We expect our European corporate finance group to increase further 65 professionals by year end, held by expansion onto the continent where we plan to build a Corp Fin presence in the next few months.

We also launched a restructuring practice in Toronto with the hiring of seasoned professionals there that extends our capabilities to Canada as well as Mexico and South America, where we are – expect to see a continued significant expansion. That practice has gotten off to a very strong start in the few months that they have been with us.

The growing impact of the recession and lack of credit availability is propelling restructuring across a multitude of industry sectors. Despite the amount of time that has passed since we warned you of the first signs of stress in the subprime mortgage market, the financial services sector continues to drive a lot of business for us.

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

We won 18 new significant engagements in the sector in Q4, the most notable of which was WAMU. We noted on our last call that we anticipated that plummeting consumer confidence would cause a weak holiday season and hurt the retail sector, and that came to pass. We also picked up 17 assignments in this sector in the quarter, including Circuit City, KB Toys and Gottschalks.

The chemical industry also has seen its challenges as commodity prices whipsaw, and we received an assignment for (Landell Besell). Finally, we believe the ongoing structural challenges in the media and telecom sectors will provide sources of opportunity for some time. To enhance our ability to serve these opportunities, such as “Tribune,” at the end of the quarter, we acquired CXO, a firm with a team – a firm with a team of experienced turnaround and interim management professionals, with a particular focus on the media, telecom and cable industries.

We already had the largest team of restructuring and turnaround professionals in the space, and this underscores how we are building our platform of skill sets to leverage all powerful domain expertise in the areas where we see sustainable sources of demand.

The strength of corporate finance is best reflected in our momentum. As I mentioned, since January 1, we have seen our new assignments accelerate at a rate of four per day. This is a staggering number, I’ll talk more about that when I get to my discussion on our outlook.

The economic consulting segment had another excellent quarter. Revenue increased almost 20% to $53.3 million, virtually all of which was organic growth. A stronger market for work on antitrust litigation, which as I said always follows a period of intense M&A, was a key driver in the quarter, as was continued demand building from companies starting to prepare for litigation arising out of the credit crisis. Network Strategies is benefiting from a very robust amount of railroad litigation, which should continue throughout the year and into next. We are also seeing increased activity in the public policy arena.

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

Econ’s EBITDA rose almost 36% to $16 million, or 30% of revenue, from $11.8 million, or 26.4% of revenue in the prior year. It was also an extremely productive quarter for Econ from a strategic perspective. We launched our auction solutions practice, headed by two of the most esteemed experts on auction design, Dr. Paul Milgrom and Dr. David Salant. The practice has gotten off to a rapid start, having already won two engagements with a prominent telecom company to help them bid in an upcoming 3G Spectrum auction.

While our economics consulting practice has long been involved in significant European cases, having a local market presence has been a priority for us, and I’m pleased to announced that at the end of the quarter, we achieved that goal when we launched our London based economic practice with Chris Osbourne. The tremendous momentum we begun to generate in this office has led to excellent success in attracting new talent, and we would hope to have a team of at least 30 new economic professionals by year end.

The pipeline of opportunities in Econ is strong. There are a lot of new engagements in financial economics arising out of the credit crisis from people considering legal action, and those who are worried about defending themselves. There is also substantial interest in retaining our Econ practice for strategic M&A work in industries undergoing consolidation from severe economic stress.

Revenue in the forensic and litigation consulting segment increased 7% to $58.6 million, from $54.8 million in the prior year. Acquisitions contributed revenues of slightly more than $8 million in the quarter, FLC saw a continuation in the slow market for litigation and regulatory investigations by the government, which obviously negatively impacted utilization.

However, the segment’s continued strong performance is from our regulated and special industries groups, centered on insurance, healthcare and pharmaceuticals, as well as IP and

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

construction. This bodes well for the segment’s 2009 performance, as more traditional litigation and investigation in regulatory work is expected to pick up.

FLCs EBITDA was $12.2 million, or 20.8% of segment revenue. Operations in the quarter were never – negatively impacted by lower utilization, some foreign exchange fluctuation, and certain non-recurring integration expenses of our recent acquisitions.

We feel we have reached an inflection point in demand that began very late in the quarter when we were hired to work on the Madoff investigation. And since then, we’ve become increasingly busy with the growing roster of engagements investigating the fraud allegations that are being reported daily on the front page as the market declines. As a result, in this current quarter, we are seeing improving trends in utilization and revenue.

Revenue in the technology segment in the fourth quarter increased 10% to $52.2 million from $47.5 million in the prior year period. This was primarily due to contributions from Attenex and SDI of about $8 million.

As in the third quarter, technology continued to be affected by a lack of big litigation and M&A matters, as well as a slowdown in certain large product liability matters, and some pricing pressure.

On the bright side, however, we believe that some – the same factors driving FLC toward an inflection point apply to technology. Like FLC, the first quarter – in the first quarter, technology has experienced an up turn in demand, resulting from increased litigation in investigation activity, especially with respect to larger matters, which are its bread and butter.

Segment EBITDA was $13.6 million, or 26.1% of segment revenue, compared to $19.6 million, or 41.1% of segment revenue in the prior year. The primary drivers of the lower margins were

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

continued pricing pressure in certain parts of the business, increased planned R&D spending, and non-recurring integration expenses.

As we had planned, early in 2009, the segment successfully completed the integration of the market leading and award winning Attenex and Ringtail platforms, and launched a single e-discovery system of record – system of record, combining the visual analysis and rapid review capabilities of Attenex, with the enterprise class case management, redaction and production features of Ringtail Legal.

The tech segment will continue to pursue its research and development initiatives to further leverage the Attenex Ringtail platform with new generation technology. We are committed to being the technology leader in our industry.

The strategic communications segment, as I mentioned, earlier faced the headwinds of silent capital markets, and a lack of M&A work. The segment also experienced the negative currency impact of almost $8 million, and felt some pressure on its traditional retained business from clients reigning in their budgets due to the recession.

Revenue declined 14% to $51.6 million from $60 million in the prior year period, almost entirely due to the impact of foreign exchange. FD has been able to offset a good deal of the downward pressure by developing additional crisis work, collaborating with corporate end to work on restructurings, and with contributions from acquired businesses.

We’re delighted that they have been able to move so jointly to shift the business to the current climate. FD is emerging as the clear go to firm for truly strategic assignments of critical importance, as witnessed by its work for clients such as AIG, Circuit City, Northern Rock and RBS, as well as work on behalf of a number of foreign governments directly affected reputationally by the current economic crisis.

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

EBITDA was $12.9 million, or 24.9% of segment revenue, compared to $16 million, or 26.9% of revenue last year. Margins were somewhat impacted by the lack of significantly highly profitable M&A work. The segment leadership has taken proactive steps to manage expenses to preserve margins under a lower revenue base.

Notwithstanding the weak M&A environment, the communications segment has maintained its leadership position in the market, and has recently been recognized as the number one M&A communications firm in 2008, based on the volume of deals they’ve advised during the year, including several of the world’s biggest and most high profile transactions.

In summary, the overview of the segments underscores our strategy in building the company as we have over the last 10 years. It is designed as an integrated portfolio of complimentary practices where negative performance in one segment can be offset through the improved performance of the other segments, with a counter cyclical bias. This is the value proposition of that strategy, and the fundamental strength of FTI’s business plan going forward.

Now let’s take a look at our outlook for 2009. In short, we expect to a have a very good year, and one which we think will definitely separate FTI as the leader and inventor in consulting. Top line, we are guiding to revenue of between $1.45 and $1.55 billion, which represents a growth of between 12% and 20%, assuming, as we always do for purposes of guidance, existing currency exchange rates, and no contribution from acquisitions.

In terms of the trajectory of the year, we expect all quarters to be sequentially higher beginning in Q1, driven by the expansion of our restructuring and economic staffs, and continued increased in litigation and government regulatory activity. The year-over-year comparisons get easier as we proceed through the year, because as you’ll remember, in Q1 and Q2 of 2008 represented all total performances for several of our segments and you just can’t do that all the time.

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

We expect slightly higher EBITDA margins in 2009, as we continue to leverage Corp Fin through the restructuring cycle, and the momentum of FLC and technology picks up in the second half.

For the year, we are guiding to earnings per share on a range of $2.55 to $2.70, included in that guidance is a 5-cent non-cash cost from the acquired implementation of FASB staff position APB 14-1, which relates to how you account for convertible notes. And it has the affect of increasing our hypothetical non-cash interest expense.

I’d be remiss if I didn’t remind me that we had the usual first quarter impact of higher social security and other front end loaded benefit costs, which typically have a sequential impact of around 250 to 300 basis points on the margin, compared to the prior fourth quarter. As we said last year, when we reported Q1 of 2008, the seasonal impact of these costs in that quarter was offset by two large engagements, which caused the period to be exceptionally strong.

Now I’d like to just take a few minutes and tell you what supports our confidence in our outlook for this year. First, we strongly believe that the company has never been more appropriately aligned with the demands of the marketplace than it is now. As I said earlier, we have positioned ourselves to be the firm that our clients turn to when the going gets rough. And we are now most definitely living in the type of environment for which the company was built.

As you all know, the key drivers of our business are restructuring, litigation, regulatory activity and capital markets activity. Let me talk about 2009 in the context of these drivers.

First, when we first warned you about a global pandemic of crisis in the financial markets about this time last year, we believed it would be painful, but no one could have foreseen the events of the last 12 months. This is longer, deeper, more painful and more pervasive than anything we

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

have ever seen before. Our professionals believe we are in this jackpot for years to come, with a major fallout continuing at least for the next 5 years.

The factors in the global economic system are more pervasive, and the American consumer is no longer standing by to bail out the country, much less the world. While the market for high grade debt has improved lately, there has not been a commensurate improvement in the speculate grade market, and there are literally over $500 billion of debt in private equity deals that are coming due, and will need to be pronounced in the next few years.

Moody’s is forecasting the default rate on a speculate grade debt to more than triple from 4% at the end of 2008, to over 14% by the year end 2009, which dwarfs anything that happened in the last period of 2000 to 2002.

This is serious stuff; this is no celebratory assessment of being right, but a sober one. This goes beyond input for financial models or market predictions, the world is in the trenches, and we are lucky that we’ve built a company that we think can help our clients as they face many of these challenges going forward.

With regard to FLC, as we have said for some time, we expect the pace of regulatory investigations to accelerate once the new political appointees in the Obama Administration get settled in their positions, and build momentum for FLC and technology.

There has been so much value destroyed during this financial meltdown, and an unprecedented amount of alleged fraud being revealed that if the current meltdown at all follows past patterns, litigation, regulatory and enforcement action will follow. There is little question that the government and regulators will want to know how we got into this mess, who knew about it when, and who is responsible.

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

This is also reflected in the pick up in activity we have already seen inside our own FLC segment in the first quarter of 2009, with the segment being called into work on several of the major fraud investigations that you’re reading about in the newspapers every day.

Here are some precursors of what could be coming. A Subcommittee of Senate, Homeland Security and governmental affairs will hold a hearing on March 9 on the topic of where were the watchdogs, systematic risk and the breakdown of financial governance. President Obama recently named Interior Department Inspector General Earl Devaney to lead a new board charged with monitoring potential waste, fraud and abuse of economic stimulus funds. You may remember that Devaney led the high profile investigation of the Jack Abramoff lobbying scandal.

Last month, Senator Lieberman appointed Senator Claire McCaskill to lead a commission responsible for investigating federal contracting. Congressman Edolphus Towns, the new Chairman of the House Investigative Committee laid out at a meeting hosted by FTI an agenda that includes an accounting by financial services funds of how they spend the first $350 billion in bailout funds, and an examination into executive bonuses at firms that received bailout money. Senators Leahy and Grassley have introduced legislation to provide more resources to law enforcement as they try to prosecute fraud, the bill would provide about – excuse me – $420 million over the next 2 years for extra agents, investigators and prosecutions.

Finally under the president’s budget proposal, the SEC would receive a 13% increase in funding, Chairman Shapiro said the agency would use the funds to better detect fraud, and insure stronger oversight of the nation’s security markets.

Based on the activity that we have seen so far, we are confident that this administration will be much more hands on and an aggressive pursuer of misdeeds.

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

In every cycle of investigations, we get more than our fair share of the cases, and this should be no exception. We have been using this slack period to strengthen our resources, and make some key hires who will enhance our position. We have already been engaged in many of the headline fraud investigations that have come to the fore, and the pipeline of opportunities that are coming to us is filling up.

It’s interesting that the current environment for litigation and investigations feels very much like the turn of the structuring market a year ago when momentum was starting to build, and we saw how that exploded.

The risk of the year is obviously the health of the capital markets this year, and whether the availability of credit and investor psychology will cover enough to allow for the resumption of M&A and even IPOs. This of course has significant bearing on whether strategic communications reverts back to its traditional growth.

I made the point in my segment discussion that they are market leaders in M&A communications. So when the credit environment thaws, and transactions begin to happen, we would expect them to participate in the up turn and even increase market share. And with their presence in so many of the world’s capital markets and financial markets, they offer us the infrastructure to leverage our global opportunities, even more as we did in the UK.

To insure that we take full advantage of the current demand environment, we are making a significant investment in the integration of our businesses around the world, and strengthening of the FTI brand in the markets where we operate globally. We are dedicated with a renewed vigor to use the platform we’ve built to share and leverage our greatest resources, expertise and relationships across the firm to expand client relationships and develop major business opportunities.

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

On the branding side, we have launched our When the Game Changes and our Company Behind the Headlines marketing campaigns, which represent the first globally coordinated and far reaching brand of development initiatives in our history. The reaction to these initiatives, and our marketing outreach has already been very strong. We believe the time to invest proactively in our brand, and to focus heavily on how we can expand our services and our presence in multiple new markets around the world is when others won’t or others can’t.

At this time last year, I spoke to you of the spread of the global credit crisis into what I termed a full blown and financial economic pandemic. As I said, ironically that has been proved to be more accurate than we even predicted.

While the world is struggling with one of the most challenging times in a generation or more, FTI was built to prosper in both good and bad times. This is due to our vision, and especially to our people who are the trusted advisors to our clients in their times of need. We have never been in a better position to serve that market, and to make returns for our shareholders, and at the same time, attract the very best talent that is interested in participating in our future.

So to conclude, I’d just like to say that we feel we had a very good 2008, I’d like to thank our people for their contributions, and we look forward to another great year in 2009, and we believe we have the momentum to reach those objectives. At that, I’d like to turn it over to your questions.

Operator: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit 1 on your touch-tone phone. If you are joining us on a speakerphone, please make sure your mute function is off to allow your signal to reach our equipment. Once again, that is star 1 if you would like to ask a question.

FTI CONSULTING

Moderator: Eric Boyriven

03-02-09/8:00 am CT

Confirmation # 4793938

We’ll go first to Paul Ginocchio with Deutsche Bank.

Paul Ginocchio: Yes, thank you. First one, just could you maybe break out the difference in tech between sort of pricing and investment on the margin? Thanks.

Dennis Shaughnessy: You mean the – hi, Paul, it’s Dennis. You mean the – you know the impact of pricing competition to margins? And I’d say the majority would be pricing.

Paul Ginocchio: OK.

Dennis Shaughnessy: And you know a significant minority would be R&D spend.

Paul Ginocchio: And then R&D spends not going away, or I think you’ve gone through some investments or some …

Dennis Shaughnessy: Yes, we were – we were very happy to announce that Legal Tech, the successful integration of the Attenex—Ringtail platforms. And we are continuing that spend rate in order to add what we think will be you know dramatic increases to the efficiencies of that new platform over the next 12 months.

Paul Ginocchio: OK, just one more. In the fourth quarter, was there any significant success fees in your – in your Corp Fin Restructuring practice? Or was that mainly just underlying business?

Dennis Shaughnessy: No, it’s business – there were success fees, but it was business as usual.

Paul Ginocchio: OK, and is there any – I know there was one high profile where the – where the creditors pushed back on some success fees in the retail you’re trying to get. Is there any issues with getting success fees in this cycle?

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Dennis Shaughnessy: Not so far.

Paul Ginocchio: Thank you.

Operator: And your next question comes from Jim Janesky with Stifel Nicolaus.

Jim Janesky: Yes, as – first as a follow-up the tech margin question. You had talked about getting back to the low 30% margins over time, and you had also talked about some momentum with some recent wins in the cases. Do I assume as those revenues do come online that we would have you know natural margin expansion, despite the pricing pressure and the continued spend on R&D?

Dennis Shaughnessy: Yes, Jim, it’s Dennis. I – we will see margins move back up, even though we have made a conscious decision to continue the spend rate of R&D. As Jack had enumerated, we are being brought into very large complex you know challenges with a global reach, and the pricing pressure tends to abate you know the more complex the issues, and a lot of the ones you’ve either been reading about, have heard about are you know extremely complex, require very sophisticated data management collection and analysis. So we would definitely expect to see some margin expansion, especially in the second half.

Jim Janesky: OK. And some of these larger cases that you’ve won recently, you talked about Satyam and Madoff and Dryer, are they flowing through multiple segments within the company?

Dennis Shaughnessy: You know Madoff, Dryer are multiple segments, yes.

Jim Janesky: OK. And when we look at the seasonality of earnings, other than you know Jack, you did point out about the pressure in the first quarter because of payroll resets, and such. That

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combined with these cases building throughout 2009, would I you know also assume that the earnings would build as the year progresses?

Jack Dunn: Yes, that would be a good assumption.

Jim Janesky: OK. And then two final questions for Jorge. Could you talk about what interest expense you would expect for the year, and what tax rate you would expect?

Jorge Celaya: I think the tax rate should stay about flat at around 39%. The interest expense, if you include the change in the convert that Jack mentioned in his opening remarks, that should add about $4.6 million to interest expense. So combining interest expense with that, interest expense normally would be flat, you add $4.6 million, and interest income should be down – should be down a bit. So we’re probably looking at net interest combined probably – sorry, the interest expense about $1.2 million higher per quarter.

Jim Janesky: $1.2 million per quarter? OK.

Jorge Celaya: Yes, I think it’s $4.7 million for the year.

Dennis Shaughnessy: It’s a function of really two things; the cash interest expense should be slightly down …

Jim Janesky: Yes.

Dennis Shaughnessy: … so you can – you can almost model it off of last year down a little bit, and then you have to add a non-cash charge for the new rules on how you calculate convertible interest, and that’s going to add you know about you know 5 cents you know per share, or 1.2 cents per quarter to the interest charge.

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Jim Janesky: For comparison purposes, Jorge, will that be also subtracted from the prior year?

Jorge Celaya: Yes, since part of what the accounting will do is that as we report our 2009 first quarter and so forth, we will be for comparative purposes restating the comparable quarters of 2008, which has a similar affect of about 1.2 cents per quarter.

Jim Janesky: OK, great. Thanks for the heads up, appreciate it.

Operator: And we’ll go next to Arnie Ursaner with CJS Securities.

Arnie Ursaner: Hi. First question I have relates to your headcount. You mentioned you would increase it by about 14% in 2009, is that from the year end levels? And how much of those would you expect to get through either just hiring individuals, or through acquisitions or practices?

Jack Dunn: That would be fairly much what we’d look at on an organic base to support the organic growth that we have. We don’t include any impact of acquisitions in our – in our guidance. We would also expect you know obviously some opportunities to have some group hires, and things like that, which you know we’re gaining a lot of momentum. And as we open up new areas, especially in Europe, we mentioned that we are fortunate to have a group join us in Canada that has a significant impact on our ability also to service Mexico and Latin America. We would think in those areas we see a large opportunity for people. Dom?

Dom DiNapoli: Well with – including acquisitions, the headcount grew almost 30%, a little over 29%, and the difference between the organic obviously and that number was the headcount acquired through acquisitions. And we’ll grow headcount, and we – as you know we don’t budget acquisitions, but as Jack mentioned, headcount is planned to grow in the area of 14%.

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Jack Dunn: Organic – and that is from last year – from the end of the year.

Arnie Ursaner: Perfect, thank you. Second question I have relates to kind of thinking about all of your businesses combined for the upcoming year. Obviously the piece related to restructuring is – seems like it’s doing extraordinarily well with tremendous backlogs. But the problem areas, FLC and tech, it sounds like you’re poised for a pretty good cyclical pick up. Is that another way to think about this?

Dennis Shaughnessy: Yes, I think – Arnie, it’s Dennis. I would say you know let me go through them this way, Corp Fin is obviously going to have a tremendous year. Tech and FLC have come out of the gate in the first quarter much faster you know than we had planned. We thought that we’d have very strong you know second half of the year, if the momentum continues, it’s too early to declare victory, obviously you know they’re going to do very well.

Econ, as we said, is moving along you know very nicely, being engaged in some really interesting new assignments. They are adding capacity, they’re one of the – one of the groups that’s definitely adding capacity on an organic and a group hire basis. The one division that we think will have the most headwind to go through not only on a FX basis, because so much of their operations are off shore, but just in an – you know an internal you know market basis would be the strategic communications. So great phenomenal year in restructuring, we think very good years in tech and FLC, continued excellent performance by Econ, tough year ahead for strategic communications.

Jack Dunn: Yes, recently some people in – have done some historical perspective analysis on litigation. They’ve gone back and looked at for example Foreign Corrupt Practices Act cases, and if you go back to 1992, every year before an election – a presidential election, they have dwindled to the eight – single digits level, and every year following the election, they’ve exploded to make up for what was probably a lame duck view towards enforcement.

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So we truly believe that you know certainly our experience here over the last 20 years has been seeing that kind of – kind of renewed vigor in enforcement and regulation follow. I think it’s exacerbated by the fact that you have, as the great man said, the tide’s going out, and you’re seeing who’s swimming naked. And you know the amount of fraud we’re seeing is starting at a much earlier time in the cycle than it did back in 2001, 2002, 2001 you saw the explosion – you know the capital markets disintermediation there, you saw the explosion in the litigation and regulatory happen in 2003, 2004. Here it’s starting almost immediately, so you know that bodes well for that marketplace again over the next 3 to 5 years.

Arnie Ursaner: Yes, I think what I’m trying to do is equate your 14% headcount growth, you had acquisitions that are still contributing into ‘09, in line with your 12% to 20% revenue growth. Unless you have some material give back on fees, or something else, it would seem to me your revenue growth should be certainly towards the higher end of that range, based on – just based on headcount.

Dennis Shaughnessy: Yes, the one thing we’re lapping – all right, don’t forget, is we’re lapping a tough, tough currency, this time last year, the pound and the Euro were significant ((inaudible)) dollar, I think it was about GBP 2.1 to $1 was the Pound exchange rate. It’s down to GDP 1.4. And so what’s happening is if we showed you the growth in constant currencies you know we – you would be right on it in your assessment, and it would be you know at the upper end, if not even through the upper end. But we’ve got to – you know given the good news about being global is the assignments we’re getting, the bad news about being global is you have FX issues. And it’s clearly affecting the top line growth.

We’re also hiring more than ever at the lower level, so the staff – the headcount increase is more skewed than ever at the lower level.

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Arnie Ursaner: OK, if I can ask one more. Can you give us a feel for the shape of how business has evolved so far this quarter? Meaning kind of walk us through the very early part of January. I know when you were at our conference, things were still very – you know didn’t pick up immediately after year end, but perhaps give us a feel for how the last 8 weeks or so have shaped up.

Dennis Shaughnessy: Building momentum, large assignments, incredible amount of new engagement acquisitions in Corp Fin, as Jack said, about – averaging about four a day. And again, I think the biggest surprise is very, very large fraud investigation assignments.

Jack Dunn: I think probably – you can probably use as a – as a benchmark January 20, things after that you know in terms of political hearings, in terms of people at the government being sent back to their desks and finding that they better do something picked up dramatically when you really had the investiture of the new administration.

Arnie Ursaner: Thank you very much.

Operator: We’ll go next to Andrew Fones with UBS.

Andrew Fones: Yes, thanks. Just following on from the question earlier about revenue growth guidance, and the fact that you know it appears from the headcount growth that you may go through the high end of the range. I was wondering if you could also talk a little bit about the relative revenue per consultant for international versus U.S., and of that 14% growth, what you expect to come internationally versus in the U.S. Thanks.

Jack Dunn: Yes, I don’t think we’ve seen a particularly a different view of the revenue per consultant. I mean when you look at economic consulting, because it’s built on a system where you have you know the highly (reputationed) economist, they typically have a lot of revenue for the senior

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people, and their revenue per professional has been pretty much the same. So I don’t think that we’ve noticed a big change in that number. Per professional, we would expect that to stay relatively the same.

Andrew Fones: OK, thanks. And in terms of the hiring, can you give us a sense of how much of that will come internationally? You mentioned you’d be adding people in economic consulting, and in corporate finance internationally.

Jack Dunn: Yes, you – the percentage – you know the bulk of the people will be where our businesses already are, because they need to sustain the growth that they have. But on a percentage basis, we’re starting with a very small base, we would think that – we’re hopeful that we’ll significantly expand the capacity, both in restructuring and in economic consulting. In London, we would hope to move economic consulting, and also restructuring onto the continent, those would be smaller kind of step out acquisitions there.

And then in – you know we continue very strong in South America, Latin America on both the investigations side, and with the restructuring side, and then we would continue to explore Asia for technology for investigations, where (Steve Vickers) is out there in Hong Kong running our operations. So that’s kind of the pattern.

Andrew Fones: OK, thanks. And then if you could you know it seems rolling out the new technology platform, can you give us any thoughts on client’s reaction to the new platform? And whether you think there was any kind of delay in projects ahead of that launch you know in order for people to be able to take advantage of the new platform? And you know what kind of trend you’ve seen post the launch. Thanks.

Dennis Shaughnessy: I think the response that we got from participants in legal tech were the combined platform that’s rolled out has been excellent. I think the – sort of the window that some of our

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technologists gave the constituencies on the applications that we’re working on and developing ourselves, and partnering with other technology firms I think caused a lot of excitement.

I think you know as we said, we’re seeing technology you know begin to build momentum, a lot of that is just simply a pick up of very large engagements. But you know we’re seeing the applications and the technologies being brought it, and used by a wider constituency. So we’re pleased so far, Andrew.

Andrew Fones: Thank you. Thanks a lot.

Operator: Our next question comes from Tim McHugh with William Blair & Company.

Tim McHugh: Yes, I was wondering if you could give some more context to your comments about four cases per day in the restructuring segment, just if you can talk about maybe how many did you have at the end of ‘08? And you know what type of growth rate that might set you up for as you think about ‘09 here in your guidance.

Dom DiNapoli: This is Dom DiNapoli. We have – in the first quarter so far we’ve opened up almost 160 new cases. So that’s an unprecedented amount of new cases. And when you look at you know the way we look at the economy, and the opportunities there, you’ve got the three pillars of the consumer confidence really under attack, of appointments growing to almost 9%, you’ve got retirement savings down you know 30%, 40%, 50%, and then you’ve got home values declining you know 10% to 30%, depending upon the market you’re in. You know unless we have the consumer come back, this economy’s not going to correct itself, so you know we see this as a pretty long, deep recession, at least you know through some time in 2010.

Dennis Shaughnessy: Yes, I think there are two other things you should focus on as well is we are only now just beginning to see you know the impact on this – you know economic crisis on commercial

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real estate. It’s happening quickly, it’s happening in major metropolitan marketplaces, and the whole level piece of commercial real estate paper is very, very high. It hasn’t been securitized, so you know we think that will clearly yield new engagements.

And then finally, as Jack said, there’s about a half a trillion dollars worth of structured finance that was put in place earlier in the decade on very large, prominent private equity led deals, even though it was covenant light, it does have maturities, and maturities commence this year and run for the next 3 years. And you know that finance can not be rolled over in this current credit market. So they clearly would be candidates for restructuring.

Tim McHugh: OK, so is it fair to assume you know maybe relative to that 33% organic growth rate in the fourth quarter, that your guidance would assume a further acceleration in that business as we look to ‘09?

[Dennis Shaughnessy]: It’s hard to take what is clearly extraordinary you know new engagement numbers, and annualize them if – I guess the caveat would be if it continues at that rate, then yes, you’re right. If it slows down you know it would be more in line with what our thinking was when we put the budgets together sort of the end of last year.

Tim McHugh: OK. And then just more broadly versus that segment, can you talk about you know there’s the low end and the high end of the guidance range. What maybe some of the assumptions are that would take you up to the high end versus what would take you down to the low end and more so in terms of the revenue.

[Dennis Shaughnessy]: Yes, it’s timing. I think you know when we put the budget together, we didn’t anticipate some of these large cases breaking so quickly early in the year. We’re early in most of them except for one, so we really just don’t know how you know it’s going to play out yet. I think

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that from the point of view of you know currency, it’s very difficult you know to predict, it’s been going one way, and that’s against us.

We model you know using you know the currency numbers at the end of the year, we’re already you know down. So the dollar has strengthened even more, so clearly a negative factor would be it’s difficult to understand where the currencies are, because of such a fluctuating marketplace.

So I guess it would be a combination of two things, if the momentum that we’re beginning to see continues, and some of the reach into some of these accounts. And then finally FD is difficult to model this year, they’ve done a tremendous job of being adroit and allocating capital markets talent into crisis communication work, but they have such a high percentage already of large crisis communications you know cases that it’s difficult to forecast a lot of growth there, and clearly you know you can tell me better, we don’t foresee you know very much, if any capital markets work this year. So I think you know they would be another anchor to windward too obviously, the very good news we’re getting in some of the other areas.

Tim McHugh: OK, then lastly, can you – the headcount in technology seem to be down quite a bit sequentially, just what were you doing in the quarter there? And then at this point …

Dennis Shaughnessy: Well I think what – yes, I think what we – what we told you was that we were not going to attempt to integrate the Attenex acquisition until the beginning of this year, mainly because we wanted to do you know the integration of two platforms. We have commenced you know the integration efforts of the acquisitions into tech, and you know as a result, you do you know when you do these integrations, unfortunately you know there were redundancies you know that we always planned to eliminate, and that’s the main reason for it.

Tim McHugh: Is that part of the margin lift you would expect for ‘09 in that …

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[Jack Dunn]: I think the margin will primarily come from – I mean you’ll get a little bit, certainly some of the integration expenses that are non-recurring will burn off you know over the next two to three quarters. So that will – that will influence margin.

We think the main you know increase to margin will be you know somewhat of a slowdown in the R&D spend towards the back end. And you know much you know bigger impact from the larger assignments that we’re getting.

Tim McHugh: OK, great. Thank you.

Operator: And we’ll take our next question from Tobey Sommer with SunTrust Robinson.

Tobey Sommer: Thanks. Wanted to ask a question just stepping back and looking at the cyclicality of the business. Judging from what you’re saying, it looks like Corp Fin restructuring had a multi-year tailwind. And I’m just wondering from your perspective if there’s going to be an opportunity where we’re going to have a period of time where restructuring Corp Fin kind of still going you know kind of full bore. And some of the pro-cyclical elements to your business could actually start performing better as well.

Jack Dunn: Yes, I think probably the last time we went through the cycles instructive, the – with the you know from our perspective, the good caveat that we think this restructuring market has a lot of legs to it. This is – you know we’re in such a jackpot right now, our professionals are seeing this as a 5-year run. Typically it takes longer for the collateral damage that you would experience in Econ and in – and in FLC takes a little longer, so you would think that you know we’re still seeing litigation now that (creates) back to the 2001, 2002 period. So we would think that maybe 2 years out that you would have you know the beginning of those segments clicking the technology, restructuring and FLC clicking on all their cylinders together at the same time. FD’s returned to

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its glory days of last year, would tend a little bit on the turn of the capital markets. But there you know they will be increasing their market share.

And then in terms of our Econ, they seem to be – you know they are beneficiaries of the litigation phase for sure, they are – and they would also be the beneficiary of continued M&A type work. So I think that there’s a you know – we have a platform that’s put together to take care of periods like this where there’s a real imbalance in what the economy’s doing. But when we have a period where they’re funding returns, where you can actually get restructuring done, you still have to do the restructuring, and where the litigation starts to follow is you know HealthSouth and even Enron and others, that were only wrapped up last year, I think you’re looking at a pretty good 5-year run for FTI, if not longer.

Tobey Sommer: Thank you very much. I wanted to ask a specific question with commercial real estate issues maybe coming to the fore, how your real estate business is doing, and if there’s opportunity for you know liquification of some investments, maybe if you could give us a thought for what the sovereign funds may be thinking at this stage. Thanks.

Dennis Shaughnessy: It’s starting to pick up, without a doubt it’s doing very well now over in Europe, it’s been one of our best cross sell opportunities in combination with the restructuring people, as well as the FD people. We’ve won some very big assignments in the Middle East in partnering with some of the other groups. I think we’re now up to three or four assignments in the gulf area and Saudi Arabia.

We won some large assignments in Dublin, as you’re probably well aware, commercial real estate has been one of the major drags on their economy. I think they’re being viewed by some of the key people in Ireland right now as a very valuable resource, and potentially navigating Ireland’s economy out of some of these messes.

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Dom you know locally you might want to comment.

Dom DiNapoli: Well we’ve – you know we work – we have the SMG acquisition working closely, and being integrated into the corporate finance practice. But the corporate finance professionals are really the guys that are driving the bank negotiations, but we can bring in the real estate expertise from the SMG acquisition to really provide the valuation and all the other components that are necessary in the commercial you know real estate debacle.

That’s really just beginning, that’s – you know that’s the news that I think we’re going to be reading back – about over the next 6 months, but you know to date, you haven’t seen the big ones, you’ve seen some of the industries like the casinos collapsing, and a lot of the large resorts are really under stress as tourism and you know vacation spend is down, and dropping. So stay tuned for a lot of real estate workouts in ‘09 and 2010.

Dennis Shaughnessy: Yes, Tobey, SMG has a unique position in the REIT world, they have a very broad client base there, number 1, and experience base. So as the REITs come under pressure in a lot of their investments, they’re uniquely positioned to go and help the REITs handle some of those problems.

Dom DiNapoli: And there are some REITs that have cash that they want to invest. So SMG would be the first call there to help them structure the deals, and value the acquisitions.

Tobey Sommer: So am I right in thinking that from a margin perspective, the last several quarters, SMG probably has underperformed its historical margin, and perhaps looking out over the next year or 2, there’s an opportunity to go back to that margin with success fees driving that?

Dom DiNapoli: Yes, that’s the plan. The – with the M&A down, I mean that’s the large – that’s the largest part of their – the margin pickup that we would expect going forward.

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Tobey Sommer: Thank you very much.

Operator: We’ll take our next question from David Gold with Sidoti.

David Gold: Hi, good morning. First on resource growth, or the 14% headcount, you spoke a little bit about adding in corporate finance and economic consulting. But curious if you could give a little bit more color as to you know were we should look for the headcount adds to be weighted towards, one.

And then two, coupled with that, utilization at the corporate finance practice, presumably still leaves some room for progress. So impressed with margins there, but would – you know could we expect that some of that would be from say higher utilization near term?

Dennis Shaughnessy: Margins – the utilization is increasing with the increasing pace of business. Remember fourth quarter we digest a lot of our new hires from the universities that come in late third quarter. So you know margin is up you know utilization was down a little bit, and that was again mainly SMG you know because of the real estate market, and to just adjusting all these new entries. So utilization will increase as a result of increasing momentum. Dom, real numbers?

Dom DiNapoli: Right. And as far as you know adds, we’re going to be adding across all the brackets you know notwithstanding in 2008 we had a slower FLC overall practice. There are pockets within FLC, as Jack mentioned, that did extremely well even in 2008 that we’d expect to go forward 2009.

And you know as Dennis mentioned, the margin expansion in the Corp Fin is possible with the high utilization for the end of the year at around 75%, there’s clearly room to increase that

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utilization, and with the younger staff that we’re bringing on, our margin rates are the highest at the lower level versus the senior level professionals.

David Gold: So if we backtrack a little bit, you said no significant success fees in the fourth quarter, and some margin potential in that business.

How high could – do we think the margin could get there?

Male: I think what we said that large success fees are becoming standard operating procedure on the creditor side and the big creditor cases now, they’re the accepted way of doing business would help – which helps the creditors keep their you know monthly fees and all at a reasonable level and we get paid sharing in their success.

So I think there were, but I think we anticipate them throughout the year and you know in these types of matters, so there are those would be a permanent bake in to the margin, and I think that you know I think that we’re seeing those cases and the others you know pretty healthy margins, so I don’t think it’s a huge margin expansion from where they were in the fourth quarter. I think you know the every capability of sustaining that type of margin.

Male: You know and we clearly had more success days in 2008 and they were predominantly in the corporate finance practice and – the restructuring practice and the healthcare practice, and the larger the case is, and you know hopefully the cases in 2009 and forward will be larger, the more opportunities in both company side and creditor side there’ll be for us to get success fees and transaction fees.

David Gold: Yes. Thanks. And then just last one. Jack, with cash building, you’ve always been good about giving us a little bit of a look as to you know what areas you might want to build in if you know the right acquisition came along.

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Jack Dunn: Not to be facetious, but I don’t mind building cash right now. It’s a tough world out there as we’re seeing you know four times a day.

But in all seriousness, we’re looking at – we have an incredible opportunity to hire right now, and that’s you know one of the areas where we get our biggest bang for the buck, and so I would think that we would put a portion of that aside for signing bonuses.

David Gold: Yes.

Male: We would put in terms of you know we still are looking to – I think it’s critical that we move on to the continent …

David Gold: Yes.

Male: … from London in both the economic consulting and the restructuring businesses, and I think we’re looking to expand our domain expertise. When you look at the CXO acquisition where we picked up great capability in terms of being restructuring officers plus domain expertise in the telecom and media area, that’s exactly the kind of thing we’d like to be doing, small bite-sized things like that. And in no hurry as both the prices and the people seem to be coming our way.

Male: Yes. I think also we’re clearly building out you know our channel distribution in Asia. We’re very aggressively looking at opportunities in Hong Kong, mainland China, Korea, and in Australia. We’ve made numerous acquisitions out there over the last 18 months, and we’re in conversations with you know other people that would you know possibly like to join us.

David Gold: Got you. Thank you all.

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Operator: We’ll take our next question from Scott Schneeberger with Oppenheimer.

Scott Schneeberger: Thanks. Good morning. Two brief ones. I guess branding a strong initiative for you for this upcoming year. How variable a cost is that for you? Is that something where you can accelerate and decelerate as revenues go?

And also if you could just discuss is that more of an overall corporate push or is it on a segment-by-segment basis?

Thanks.

Declan Kelly: Hi. Good morning. This is Declan Kelly. The answer to your question is yes. We have complete flexibility in the way that we’re managing the program, so we can accelerate and decelerate depending on you know each week, each month. There’s complete flexibility built into the plan.

And as you’ve seen, it’s spread across all of our businesses and all of our platforms and all of our geographies, so we have a lot of flexibility in there, and you know we will manage that program as we should with any expense on an ongoing basis quarter-by-quarter.

And the second part of your question?

Scott Schneeberger: It – just – is it a corporate-wide initiative …

Declan Kelly: Right. Sorry.

Scott Schneeberger: … meaning the FTI brand, or is it more of a segment-by-segment brand initiative?

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Declan Kelly: It’s a corporate-wide initiative with two different aspects to is. There’s When the Game Changes and also the company Behind the Headlines. One is raising to bond building around some of our sports activations and golf and in equestrian sports and in baseball and a number of other places.

And the second is in part leadership, which is where we use the Behind the Headlines. So we have an overall corporate theme and approach to the campaign, and each of the segments then has a tailored usage of those themes, depending on the application.

So we have a full suite of materials and initiatives that apply both at a corporate level and then in a segment-by-segment basis.

Male: Yes. And to be clear, this is a migration from brands and segments into one FTI. We think that you know as we say, we don’t mean to be presumptuous, but this is an opportunity to separate sort of the platform we have which is global and which has the diverse offerings. This is a change to separate ourselves from being a parochial U.S. company to really competing with the bigger brands in the world, and that’s every intention we have is to do that.

Scott Schneeberger: Great. Thanks. And then on – in tech consulting, you allude to you know some competitive pricing, but at different levels of the business, and you mentioned that the start to ‘09 you’re seeing some large initiatives where you are very competitive.

One, how you know how many others can compete with you at the high end, and two, just if you could elaborate a little bit more on the pricing pressure?

Male: Pricing pressure again tends to be you know smaller deals tend to be more price sensitive. I don’t think tech buys are any different than a lot of other things. The more complex it is, the less people are concerned about price, and the more complex it is and the larger dollars involved, it

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tends to be a lot more enterprise risk, so you have a risk management you know issue that’s involved as well as you know a purchasing issue.

So clearly as you move up the chain of complexity of geography of risk, the pricing pressure tends to abate. So it’s clearly at the lower end. It’s a lot of smaller companies coming in, trying to buy trial or mind share. A lot of them won’t make it. A lot of them need the trial or mind share in order to get their next round of funding, and so clearly you know we expect that to continue, but it doesn’t really appear to be at the upper end.

I think that you know technology, as you’re well aware, goes through cycles where you know there’s introduction, there’s development, there’s new you know development, and you see you know pricing pressure you know be sustained at the low end. We don’t think anything is going to be different here. We think the lower end of the continuum will help continue pricing pressure, the upper end you know will trade at more of a premium.

The more complex jobs that Jack referred to clearly are very demanding. I’m not going to be arrogant enough to say we think we’re the only one that can do it, but I think the fact that we seem to be getting almost all of them, to our knowledge, says that there are a lot of people out there that think you know we’re the first people to go to on.

Male: Yes ((inaudible)) that’s the billion dollar question is who can compete with us at those levels. The two largest cases we have in technology last year came from cleaning up messes that they tried to go to the low cost competitor, so I think that you know we don’t know yet who can compete with us.

We’re having a good sampling now because there are more entrants than there were last year at this time, and they’re all going to be vying for it, but you know we think that you know we can charge a fair price for us because we really are a technology company. We’re not just harnessing

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a few technological tools, so we believe that we’ll be able to continue to compete with an edge for those big cases.

Scott Schneeberger: OK. Thanks.

Operator: Your next question comes from Bill Sutherland with Boenning & Scattergood.

Bill Sutherland: Hey, good morning. It’s mostly been asked, of course, but …

Male: Hey, Bill.

Bill Sutherland: Hey. The economics group had a very nice operating margin for the quarter. Obviously the bill rates look very strong, but utilization was actually not as strong, and I’m just kind of curious about the sustainability of that margin.

Male: I think the margin’s sustainable. I think Jack mentioned to you before, Bill, that it was like on January 20th somebody flipped a switch, and I think a lot of pent-up activity at justice and FTC was released. I don’t believe it was the Democrats going in and creating it. I think the activity, so it’s a broad range of very high profile clients that it’s you know it’s a wide variety of anti-competition type of investigation, subpoenas, pricing collusion, competition.

I think that you know ((inaudible)) is we will add capacity in that group. As you add capacity, certainly you could see you know just digesting the capacity could impact your margins you know downward slightly, but it will be more than offset by the additional capacity going forward.

So, I mean, we’re looking for the group to have a very good year, not only here, but as Jack said, in Europe.

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Bill Sutherland: Oh, I know you are, Dom, so I was just curious about that 30% margin. I had not seen that before, and just didn’t know what to extrapolate on that or not.

Male: Well, I think we also have a phenomenon that you know you can have our interim period like this where we had both a strong global affairs business as we have in strategic communications and the kind of economic buy power we have in Econ combined, and I think there you also see the opportunity for some fixed price projects, so that’s going to be – in this world where you’re changing not only administrations but you’re changing you know as some people warn a way of life, you’re going to see that really be something that can also help you know add [fire] to those margins as well.

Male: Yes. I think in fairness we would plan that you know the division would see historic ((inaudible)) quarter margin over the year …

Bill Sutherland: OK.

Male: … so we haven’t you know we’re happy with the fourth quarter you know there hasn’t – nothing has happened that would change our mind on the trajectory of the division you know but in our planning and our forecasting you know we pretty much used a traditional margin on that business to forecast the year.

Male: Right. And that’s very largely dependent on (Nicks) because of the higher levels, the margins are lower and they seem to have the highest utilization, and we also put in a price increase at the end of September …

Male: Right.

Male: … that …

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Male: Yes.

Dom DiNapoli: … which we’ve started to feel the benefit of that in the fourth quarter.

Bill Sutherland: That was another question I had, Dom. So the price increase was economic group specific or did it apply to other groups?

Dom DiNapoli: No. It was economic group specific.

Bill Sutherland: And the pricing plans this year?

Dom DiNapoli: We usually – it depends on the practices, but we usually have price increases of around you know 6, 7, 8%.

Jack Dunn: And they – and we’re back to a traditional point where we introduce those in the early part of the year, January, February, in some cases, where we have longer term arrangements. They kind of bleed in over the year. Others we’re able to …

Male: Yes.

Bill Sutherland: ((inaudible)) OK. Just out of curiosity, the amazing rate of new cases per day right now, Jack. What’s kind of a typical world for those?

Jack Dunn: Well, I would think you know going back a couple of years, if you’ve got three or four cases a week or you know even a couple of weeks, that was a good thing.

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This is just unprecedented. I mean, the you know I don’t want to make too much of it, but it’s just trying – we continually try to give people, and they’re very interested in what kind of – the level of activity is, and I don’t think any of our people who’ve been doing this a long, long time have seen something like this.

Bill Sutherland: No. I have to agree. Thanks again, Jack.

Operator: Our last question comes from Kevane Wong from JMP Securities.

Kevane Wong: Hey, morning, guys. Couple things. Looking at ((inaudible)) both FLC and technology, both obviously down sequentially. Should we look at those as sort of low – the sort of trough levels and it will be building on – those, for those segments, or for all the segments from here?

Male: Yes. I – and I think tech in the first half, as we’ve said you know was the beneficiary of extraordinarily large cases last year, so to a certain extent you’re seeing a little bit of the normalcy.

You know I think you know those would be about the trough levels. As Jack said, we expect to see sequential growth going forward. There’s nothing that we see in FLC or tech that would say we shouldn’t see sequential growth on a segment basis from those.

Male: Yes. We consciously manage down FLCs head count as we saw this third – the end of the third quarter and the fourth quarter activity slow down, so you know we’re trying to – we can flex up and flex down the head count, depending upon the volume that we see coming in.

Male: Yes. We’re actively looking in those areas now because we you know the pattern’s becoming clearer as to where you know we think the insurance area’s going to be a (diverse) issue coming up, obviously from today’s news you know we look at the investigations area which has to you

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know be that way, the forensic accounting you know looking at some of the you know fraud areas and that kind of thing. So we’re actively hiring now, so I think your analysis of that as a trough is probably right.

Male: But you know IT is another big area that we’ve got plans to expand in significantly.

Kevane Wong: Got you. Also looking at bill rates, I know you also mentioned economics just had a price increase. For forensic and litigation, I mean there’s at least in a lawyer role there seems to be a lot more pricing pressure coming in.

Would you expect to be able to hold your rates around these levels? Is there going to be some pressure on those rates, but what’s your sort of thoughts on that?

Male: I think we can you know we – it depends on the case. Some of the smaller cases you get some fee pressures, but you know we’re not experiencing significant pressure where we think we’re going to be you know reducing our rates, and we hold our rates pretty you know pat, and as the larger cases roll in, there’s a lot less fee pressure.

Kevane Wong: Got you. So you’re – sounds like your size or position is helping you hold onto that now?

Male: We didn’t forecast for decreasing rates and we haven’t seen that kind of pressure at all.

Kevane Wong: Excellent. On the, well the corporate restructuring. This is a sort of lingering issue, but the DIP finance issue, has that started to become any kind of issue for you guys at all as far as being able to get debt financing you know if not, forcing people to add liquidations to the restructuring, what’s sort of happening there?

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Dom DiNapoli: Well you know there is DIP financing available. It certainly is not at the level that it’s been historically, but if you look at the credit worthiness of the borrowers, that’s really dropped, so you can’t you know provide funding to anybody that’s so far under water that there’s no you know there’s no surety that the DIP funder is going to get repaid in full, which you know historically has been one of the safest loans you can make.

Kevane Wong: Yes.

Dom DiNapoli: And you’ve got defensive DIPs that are going to continue to happen. Banks are going to have to step up and finance operations either to you know to get a restructuring accomplished or to liquidate in an orderly fashion where they can maximize the recovery on their collateral.

So different financing doesn’t really have a significant impact on us. We – and we you know we’ve got big cases that are liquidations. We’ve got large cases that are restructurings.

One way or the other, the companies that have the operational problems you know they – that’s not going to change by whether or not there’s the financing available or not. I mean, if you look at the automotive industry, we’ve all heard a lot about it, the government’s going to have to step in and fact stop some of the dip lending that’s going to be necessary, not only at the big three but all – at all the suppliers to the big three.

Jack Dunn: Somebody has introduced into the mix the concept that if we work on a case and it ends up going to liquidation that it’s less work or less of an impact to us than if it goes into a restructuring, and I’d like to disabuse people. What you have is lenders and other equity players who have tremendous stakes in these things that want to get the maximum for those, whether it’s through a restructuring or whether you know in the sorry circumstance there has to be a liquidation. That’s a lot of work.

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Sometimes it’s harder in a liquidation scenario because you’re not just talking you know we’re not talking you know small retail things where what you do is sell off a rack of suits. You’re talking about people that have operating subsidiaries, that have you know major operations around the world, and that’s a tremendous amount of work to do the cash flows from that to figure out you know how you can maximize values and all that.

So I’d just like to disabuse people that that is something that is a major concern for us.

Male: And there could be a higher likelihood of litigation activity in liquidations that would be more opportunities to cross sell the forensic practice into the corporate finance practices.

Kevane Wong: I’ll tell you, with that, if there was a pickup in liquidation versus restructuring, would that change? I’m assuming the length of the contract where it would be shortened versus having multiple years where you’re trying to bring someone back around to you know come off live support?

Male: It depends when they decide to pull the plug and go liquidation. If it’s a you know a prepackaged liquidation you know there’ll be a lot of work because you still have to get through the Chapter 11, but the – it would be a shorter period of time.

Male: Yes. And probably more intense work, though.

Male: Yes.

Male: It’s the complexity. The complexity issue really drives it. I mean, I think no one would argue that Lehman Brothers is anything but a liquidation, yet you know that’s going to probably take 3 years you know start to finish you know to effectuate. So I think you know the more complex and bigger

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they are, even if it’s a straight liquidation, it’s just very complex, it’s a lot of work, and you still have to maximize you know the value on the assets on behalf of the constituents, as Jack said.

Kevane Wong: Got you and one last one here for you. With economic consulting, you’re kind of taught the demand for consulting on strategic M&A, is that a positive sort of reflection that – well, positive signal as far as economy? A lot of companies basically sort of winding up, getting ready to purchase companies out there because they’re cheap and maybe just sort of holding off to a certain period …

Male: No. I – no. I would say it’s more the distressed nature of a lot of the micro markets has caused and caused some competitors to be extremely weak. The stronger competitors in the market see it as an opportunity to perhaps consolidate in a regulatory environment that’s influenced by you know economic stresses to where they’ll let deals go through that normally they might you know turn it around and take objection to in order to save jobs, save companies, save positioning.

So I think unfortunately a lot of it is driven by companies under stress that need to find a strategic partner to stay alive.

Male: Yes. We – speaking on behalf of 3700 employees, I don’t think we’ve seen many positive signs of anything yet. It’s pretty ugly out there, and I would say the – we’re in a pretty good position to see.

Kevane Wong: Got you. OK. That sounds like it’s more from the distressed companies seeking work than people that are out there figuring out their targets of who they’ll pick up.

Male: I mean, I think there are clearly companies that are targeting distressed companies. I didn’t want it to sound like it was going away, but I think the catalyst, to use that word, is that you have you know competitors under stress and a regulatory you know group that is conflicted, both here and

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in Europe, of you know trying to look at the competitive or anti-competitive nature of deals versus trying to preserve jobs.

Male: To your point, it’s not all two distressed companies trying to get together to save the ranch. This is you know these are healthy companies looking at opportunities, so that – to that extent it is good that they’re thinking that way. I agree with you.

Kevane Wong: Got you. Perfect. Thanks, guys. Appreciate it.

Male: Thank you.

Operator: That concludes the question-and-answer session. At this time, I will turn the conference back over to management for any closing remarks.

Jack Dunn: Great. Thank you all for joining us, and as you can see, we’re optimistic about the prospects for our company in 2009. Hope we can do some good while we’re doing well, and look forward to joining with you again when we report our first quarter results.

Thank you.

Operator: And that does conclude today’s conference call. We thank you for your participation.

END